Exhibit 10.1

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT is made this 2nd day of December, 2010 by and between H.B. Fuller Company (the “Company”) and James J. Owens (the “Executive”).

W I T N E S S E T H:

WHEREAS, the parties have heretofore entered into a Severance Agreement dated August 25, 2008 (the “Severance Agreement”); and

WHEREAS, effective November 19, 2010, the Board of Directors of the Company promoted the Executive to the position of President and Chief Executive Office of the Company; and

WHEREAS, due to the Executive’s promotion to the position of President and Chief Executive Officer, the Company and the Executive have agreed to amend certain provisions of the Severance Agreement in order to modify certain benefits to be provided or paid to the Executive in the event his Date of Termination occurs during the Term as described under the provisions of Section 5 of the Severance Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants hereinafter set forth, the parties agree that the Severance Agreement is hereby amended as follows:

1. Payments Upon Involuntary Termination. Effective as of the date of this Amendment, Section 5(a) of the Severance Agreement is amended to read as follows:

“(a) Separation Pay.

(i) The Company will pay to the Executive an amount equal to two times the Executive’s Annual Cash Compensation, payable to the Executive in equal installments in accordance with the Company’s regular payroll practices and schedule over the twenty-four (24) month period following the Date of Termination, but in no event shall such amount paid under this Section 5(a)(i) exceed the lesser of (A) $460,000.00 or (B) two (2) times the Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not separated from service). The separation pay under this Section 5(a)(i) is intended to constitute a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).”

(ii) In the event that the amount payable to the Executive under Section 5(a)(i) is limited by Section 5(a)(i)(A) or (B) above, then the Company will also pay to the Executive a lump sum payment equal to the difference between (A) two times the Executive’s Annual Cash Compensation and (B) the amount payable under Section 5(a)(i). Such payment will be paid to the Executive in a lump sum on the earlier of: (x) the date that is six (6) months after the Date of Termination, or (y) the date of Executive’s death.

2. Continued Benefits. Effective as of the date of this Amendment, Section 5(b) of the Severance Agreement is amended to read as follows:

“(b) Continued Benefits. If the Executive (and/or the Executive’s covered dependents) is eligible and properly elects to continue group medical and/or dental insurance coverage, as in place immediately prior to the Date of Termination, the Company will continue to pay the Company’s portion of any such premiums or costs of coverage until the earlier of (A) eighteen (18) months after the Date of Termination, or (B) the date the Executive (and the Executive’s covered dependents) is provided such form of coverage by a subsequent employer. All such Company-provided medical and/or dental insurance premiums, or costs of coverage, will be paid directly to the insurance carrier or other provider by the Company and the Executive shall make arrangements with the Company to pay the Executive’s portion of such coverage in an amount equal to such portion that the Executive would pay if actively employed by the Company.”

3. Savings Clause. Save and except as hereinabove expressly amended, the Severance Agreement (including, but not limited to, the Non-Disclosure and Non-Competition Agreement attached as Exhibit A to the Severance Agreement) shall continue in full force and effect. All capitalized terms used in this Amendment shall have the meanings as defined in the Severance Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

H.B. FULLER COMPANY

By:	/s/ Lee R. Mitau

Its:	Chairman of the Board

/s/ James J. Owens

James J. Owens

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